The Board of Directors
               New Century Financial Corporation

We consent to the incorporation by reference in the registration statement on Form S-8 of New Century Financial Corporation of our report dated February 9, 1998, with respect to the consolidated balance sheets of New Century Financial Corporation and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1997 and 1996 and the period from November 17, 1995 (inception) through December 31, 1995, which appears in the December 31, 1997, annual report on Form 10-K dated March 30, 1998 of New Century Financial Corporation.

                                   /s/ KPMG PEAT MARWICK LLP
                                   KPMG PEAT MARWICK LLP

Orange County, California
December 4, 1998